[LETTERHEAD OF LUSE LEHMAN GORMAN POMERENK & SCHICK]


                                                                  (202) 274-2000

October 29, 2001

The Board of Directors
Clover Leaf Financial Corp.
200 East Park Street
Edwardsville, Illinois  62025

     Re:  Clover Leaf Financial Corp.
          Common Stock Par Value $0.10 Per Share
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Ladies and Gentlemen:

     You have requested the opinion of this firm as to certain matters in connection with the offer and sale (the "Offering") of Clover Leaf Financial Corp. (the "Company") common stock, par value $0.10 per share ("Common Stock"). We have reviewed the Company's Certificate of Incorporation, Registration
Statement on Form SB-2 (the "Form SB-2"), as well as applicable statutes and regulations governing the Company and the offer and sale of the Common Stock.

     We are of the opinion that upon the declaration of effectiveness of the Form SB-2, all of the Common Stock registered with the Securities and Exchange Commission on the Form SB-2, when sold, will be legally issued, fully paid and non-assessable.

     We have relied on federal securities laws in providing this Opinion. We hereby consent to our firm being referenced under the caption "Legal and Tax Matters."

                                        Very truly yours,


                                        /s/ LUSE LEHMAN GORMAN POMERENK & SCHICK
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                                        LUSE LEHMAN GORMAN POMERENK & SCHICK
                                        A PROFESSIONAL CORPORATION